UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 10, 2011

RAM ENERGY RESOURCES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50682	20-0700684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5100 E. Skelly Drive, Suite 650, Tulsa, Oklahoma	74135
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (918) 663-2800

______________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On June 10 2011, RAM Energy Resources, Inc. (“RAM”) and the lenders under the Revolving Credit Agreement dated March 14, 2011, by and among RAM, as Borrower, SunTrust Bank, as the Administrative Agent, Capital One, N.A., as Syndication Agent, and the financial institutions named therein as the Lenders (as amended, the “Revolving Credit Agreement”), entered into a First Amendment to the Revolving Credit Agreement (the “Amendment”). Capitalized terms not otherwise defined herein have the meanings as set forth in the Revolving Credit Agreement.

Under the terms of the Amendment, the definition of “Consolidated EBITDA” was amended to provide that, for any period ending on or before June 30, 2012, to the extent deducted in determining Consolidated Net Income for such period, expenses totaling $1,387,149 incurred by RAM during such period to comply with the hedging requirements contained in the Revolving Credit Agreement would be added to the total when calculating Consolidated EBITDA for such period.

The Amendment also amended the Revolving Credit Facility to permit (i) the contractual rights of set-off in favor of Shell Energy North America (US), L.P. or any of its affiliates and (ii) liens on cash posted with Shell Energy North America (US), L.P. or any of its affiliates, with respect to Hedging Transactions in respect of commodities under the Shell Master Agreement to the extent such Hedging Transactions were entered into prior to the Closing Date.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits:

10.14.1
First Amendment to Revolving Credit Agreement dated March 14, 2011, by and between RAM Energy Resources, Inc., as Borrower, and SunTrust Bank, as the Administrative Agent, Capital One, N.A., as Syndication Agent, and the financial institutions named therein as the Lenders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAM ENERGY RESOURCES, INC.
(Registrant)

June 14, 2011	By: /s/ G. Les Austin
Name: G. Les Austin
Title: Senior Vice President and CFO

EXHIBIT INDEX

Exhibit No.	Description of Exhibit	Method of Filing

10.14.1	First Amendment to Revolving Credit Agreement dated March 14, 2011	Filed herewith electronically